Exhibit 99.1

Burlington Stores, Inc. Announces Second Quarter and First Half Fiscal 2016 Results,

Exceeding Prior Guidance

Raises Fiscal Year 2016 Outlook

For the Fiscal 2016 Second Quarter vs the Fiscal 2015 Second Quarter:

•	On a GAAP basis, net sales rose 9.7%, net income increased 87% and diluted net income per share rose 100%
•	On a Non-GAAP basis,
o	Comparable store sales increased 5.4%
o	Adjusted Net Income per Share rose 105% to $0.39
o	Adjusted EBITDA increased 31% to $99.1 million
o	Comparable store inventory decreased 7% and turnover improved 15%

BURLINGTON, New Jersey; August 25, 2016 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the second quarter and six months ended July 30, 2016.

Tom Kingsbury, Chief Executive Officer stated, “We are very pleased to report second quarter results that included a 9.7% increase in net sales, a 5.4% increase in comparable store sales and a 130 basis point expansion in Adjusted EBITDA margin.  These results were driven by the continued improvement in the execution of our off-price operating model.  Our consistently strong performance has also enabled us to take advantage of favorable interest rates resulting in the re-pricing of our term loan on July 29, 2016. We believe we are well positioned for the fall season and remain focused on delivering great value, relevant brands, fresh product and an improved store experience for our customers every day. I would like to thank our store and corporate teams for these results.”

Fiscal 2016 Second Quarter Operating Results (for the 13 week period ended July 30, 2016 compared with the 13 week period ended August 1, 2015):

o

Net sales increased 9.7%, or $110.8 million, to $1,255.1 million.  This increase includes a 5.4% increase in comparable store sales, as well as an increase of $51.8 million from new and non-comparable stores. Our 5.4% comparable store sales increase is on top of a 5.6% increase in the second quarter of Fiscal 2015.

o

Gross margin improved 40 basis points to 39.6% during the Fiscal 2016 second quarter.  This more than offset a 15 basis point increase in product sourcing costs, which are included in selling, general and administrative expenses (SG&A).

o

SG&A, less product sourcing costs, as a percentage of net sales was 27.3%, representing approximately 110 basis points of improvement compared with last year.  This improvement was driven by greater leverage in store payroll, occupancy, utilities and includes a reversal of previously recorded benefits related expenses.

o	The effective tax rate was 37.6% compared with 41.4% last year, primarily related to a decrease in our state tax rate and an increase in federal hiring credits.
o	Net income increased 87.1% to $20.4 million, or $0.28 per diluted share.

o	Adjusted Net Income increased 90.1% to $28.2 million, or $0.39 per share vs. $0.19 per share last year.

o	Fully diluted shares outstanding were 72.0 million compared with 76.5 million last year, primarily driven by the repurchase of 4.8 million shares since the end of the 2015 second quarter.
o

Adjusted EBITDA increased 31.4%, or $23.7 million, to $99.1 million. Sales growth, SG&A leverage and gross margin expansion led to a 130 basis point expansion in Adjusted EBITDA as a percentage of net sales.

Fiscal 2016 First Half Operating Results (for the 26 week period ended July 30, 2016 compared with the 26 week period ended August 1, 2015):

o

Net sales increased 9.0%, or $210.4 million, to $2,537.7 million.  This increase includes a 4.9% increase in comparable store sales, as well as an increase of $104.4 million from new and non-comparable stores.  Our 4.9% comparable store sales increase is on top of a 3.1% increase in the first half of Fiscal 2015.

o	Gross margin expanded by 40 basis points to 39.9% from 39.5%. This more than offset a 15 basis point increase in product sourcing costs which are included in SG&A.
o

SG&A, less product sourcing costs, as a percentage of net sales was 27.0% vs. 27.8% last year.  The 80 basis point improvement was driven by increased leverage in store occupancy, marketing and store payroll.

o	The effective tax rate was 37.6% compared with 39.0% last year, primarily related to a decrease in our state tax rate and an increase in federal hiring credits.
o	Net income increased 58.2% to $57.9 million, or $0.80 per diluted share.
o	Adjusted Net Income was $69.9 million vs. $46.1 million, or $0.97 per diluted share vs. $0.60 last year.
o	Fully diluted shares outstanding were 72.2 million compared with 76.5 million shares last year, primarily driven by repurchase of 4.8 million shares since the end of the 2015 second quarter.
o

Adjusted EBITDA increased 24.4%, or $43.2 million, to $220.1 million. The 110 basis point expansion in Adjusted EBITDA as a percent of net sales was driven by sales growth coupled with SG&A leverage and gross margin expansion.

Inventory

o

Merchandise inventories were $745.0 million vs. $802.3 million last year, primarily driven by a comparable store inventory decrease of 7%.  Pack and hold inventory represented 27% of inventory at quarter end vs. 28% last year.

Share Repurchase Activity

o

During the second quarter, we invested $25 million of cash to repurchase 390,814 shares of our common stock ending the period with approximately $125 million remaining on its share repurchase authorization.

Debt Repricing

o

On July 29, 2016, the Company completed the repricing of its senior secured term loan facility (the Term Loan Facility), which, among other things, reduced the applicable interest rate margins from 2.25% to 1.75%, in the case of prime rate loans, and from 3.25% to 2.75% in the case of LIBOR loans, with the LIBOR floor being reduced from 1.00% to 0.75%.  As a result of this transaction, the Company recognized a non-cash loss on the extinguishment of debt of $3.8 million and incurred fees of $1.3 million, which were recorded in the line items “Loss on extinguishment of debt” and “Costs related to debt amendments and secondary offering,” respectively, in the Condensed Consolidated Statements of Operations.

Full Year Fiscal 2016 and Third Quarter 2016 Outlook

The Company is raising its full year Fiscal 2016 outlook based on its strong first half performance and positive outlook for the remainder of the year, including a reduction of interest expense associated with the re-pricing of the Term Loan Facility.  The Company notes that given changes in share count, simple addition of its quarterly adjusted net income per share will not round to the full fiscal year.

For the full Fiscal Year 2016 (the 52 weeks ending January 28, 2017), the Company expects:

o	Net sales to increase in the range of 7.8% to 8.3%;
o	Comparable store sales to increase between 3.6% to 4.1%;
o	Interest expense of approximately $59 million reflecting the Term Loan Facility repricing;
o

Adjusted Net Income per Share in the range of $2.92 to $2.96, which reflects an increase in incentive compensation expense of $0.02 per share driven by operating performance above the Company’s expectations in the first half of the year, compared to the Company’s prior guidance of $2.68 to $2.78, utilizing a fully diluted share count of approximately 72.1 million shares, as compared with $2.31 in Fiscal 2015;

o	Adjusted EBITDA margin expansion to increase 50 to 60 basis points; and
o	To open 25 net new stores.

For the third quarter of Fiscal 2016 (the 13 weeks ending October 29, 2016), the Company expects:

o	Net sales to increase in the range of 7.1% to 8.1%;
o	Comparable store sales to increase in the range of 2.5% to 3.5%; and
o

Adjusted Net Income per Share in the range of $0.30 to $0.32, which reflects an increase in incentive compensation expense of $0.01 per share driven by operating performance above the Company’s expectations in the first half of the year, utilizing a fully diluted share count of approximately 72.0 million shares, as compared to $0.25 last year.

The Company has provided non-GAAP guidance as set out above.  This does not reflect the impact of potential future non-GAAP adjustments on GAAP net income or GAAP diluted net income per share because the need for some of these adjustments, and their impact, cannot be predicted with reasonable certainty. The adjustments that cannot be predicted with reasonable certainty include, but are not limited to, costs related to debt amendments, secondary offerings, loss on extinguishment of debt, and impairment charges as well as the tax effect of such items.

Note regarding Non-GAAP financial measures

The foregoing discussion includes references to Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Share.  The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Second Quarter 2016 Conference Call

The Company will hold a conference call on Thursday, August 25, 2016 at 8:30 a.m. Eastern Time to discuss the Company’s second quarter results.  The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.  For those unable to participate in the conference call, a replay will be available after the conclusion of the earnings call on August 25, 2016 through September 7, 2016.  The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517.  The replay passcode is 13643375. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts.  In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Participation in Goldman Sachs Annual Global Retailing Conference

The Company is scheduled to participate in the 23rd Annual Goldman Sachs Global Retailing Conference, to be held at the Plaza Hotel in New York City, on Thursday, September 8, 2016.  Tom Kingsbury, Chairman, President and Chief Executive Officer, Marc Katz, Executive Vice President and Chief Financial Officer and Robert LaPenta, Jr., Treasurer will host a fireside chat presentation at 1:40 p.m. Eastern Time.  The fireside chat presentation will be webcast live at the Company's investor relations web site, www.burlingtoninvestors.com. An archived webcast will be available after the conclusion of the presentation.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with fiscal 2015 revenue of $5.1 billion.   The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.”  The Company operates 570 stores, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores.  The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 65% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Investor Relations Contacts:

Robert L. LaPenta, Jr.

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Melissa Calandruccio

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(All amounts in thousands)

	Three Months Ended		Six Months Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
REVENUES:
Net sales	$1,255,053	$1,144,218	$2,537,723	$2,327,276
Other revenue	5,663	7,355	11,877	15,215
Total revenue	1,260,716	1,151,573	2,549,600	2,342,491
COSTS AND EXPENSES:
Cost of sales	757,622	695,915	1,526,303	1,408,845
Selling, general and administrative expenses	407,102	381,606	810,487	759,285
Costs related to debt amendments and secondary offering	1,346	(12)	1,346	247
Stock option modification expense	178	335	414	795
Depreciation and amortization	44,613	41,746	90,158	83,901
Impairment charges-long-lived assets	—	188	109	1,903
Other income—net	(1,717)	(1,389)	(5,886)	(2,462)
Loss on extinguishment of debt	3,805	—	3,805	649
Interest expense	15,084	14,598	30,036	29,401
Total cost and expenses	1,228,033	1,132,987	2,456,772	2,282,564
Income before income tax expense	32,683	18,586	92,828	59,927
Income tax expense	12,289	7,686	34,920	23,332
Net income	$20,394	$10,900	$57,908	$36,595

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	July 30,	January 30,	August 1,
	2016	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$30,469	$20,915	$27,231
Restricted cash and cash equivalents	27,800	27,800	27,800
Accounts receivable—net	41,902	38,571	38,979
Merchandise inventories	744,965	783,528	802,341
Prepaid and other current assets	86,895	62,168	140,672
Total current assets	932,031	932,982	1,037,023
Property and equipment—net	1,024,919	1,018,570	986,395
Goodwill and intangible assets—net	511,645	523,817	539,314
Other assets	97,659	96,444	101,799
Total assets	$2,566,254	$2,571,813	$2,664,531

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$546,035	$598,199	$590,498
Other current liabilities	291,353	286,986	278,593
Current maturities of long term debt	1,512	1,403	1,340
Total current liabilities	838,900	886,588	870,431
Long term debt	1,351,830	1,295,163	1,340,857
Other liabilities	284,083	287,389	270,575
Deferred tax liabilities	195,175	201,695	223,305
Commitments and contingencies
Stockholders' deficit	(103,734)	(99,022)	(40,637)
Total liabilities and stockholders' deficit	$2,566,254	$2,571,813	$2,664,531

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Six Months Ended
	July 30,	August 1,
	2016	2015
OPERATING ACTIVITIES
Net income	$57,908	$36,595
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	90,158	83,901
Deferred income tax (benefit)	(4,603)	(7,740)
Non-cash loss on extinguishment of debt	3,805	649
Non-cash stock compensation expense	7,376	5,258
Non-cash rent expense	(15,712)	(12,182)
Deferred rent incentives	9,681	16,936
Changes in assets and liabilities:
Accounts receivable	(5,034)	1,902
Merchandise inventories	38,263	(13,633)
Accounts payable	(53,238)	(31,184)
Other current assets and liabilities	(24,244)	(78,110)
Long term assets and liabilities	2,440	512
Other operating activities	(3,681)	(3,610)
Net cash provided by (used in) operating activities	103,119	(706)
INVESTING ACTIVITIES
Cash paid for property and equipment	(75,949)	(81,935)
Other investing activities	203	136
Net cash used in investing activities	(75,746)	(81,799)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	887,400	797,800
Principal payments on long term debt—ABL Line of Credit	(831,500)	(647,400)
Proceeds from long term debt—Term B-4 Loans	1,114,208	—
Principal payments on long term debt—Term B-3 Loans	(1,117,000)	(50,000)
Purchase of treasury shares	(76,155)	(25,782)
Other financing activities	5,228	9,769
Net cash (used in) provided by financing activities	(17,819)	84,387
Increase in cash and cash equivalents	9,554	1,882
Cash and cash equivalents at beginning of period	20,915	25,349
Cash and cash equivalents at end of period	$30,469	$27,231

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense

The following tables calculate the Company’s Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA (earnings before (i) net interest expense, (ii) loss on extinguishment of debt, (iii) costs related to debt amendments and secondary offering, (iv) stock option modification expense, (v) advisory fees, (vi) depreciation and amortization, (vii) impairment charges, (viii) amounts related to certain ongoing litigation and (ix) taxes) and Adjusted Tax Expense (income tax expense less the tax effect of the reconciling items to get to Adjusted Net Income (footnote (h) in the table below)), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments and secondary offering, (iii) stock option modification expense, (iv) loss on the extinguishment of debt, (v) impairment charges, (vi) amounts related to certain ongoing litigation and (vii) advisory fees, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding, as defined in the table below.

The Company presents Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the three and six months ended July 30, 2016 compared with the three and six months ended August 1, 2015:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Reconciliation of net income to Adjusted Net Income:
Net income	$20,394	$10,900	$57,908	$36,595
Net favorable lease amortization (a)	5,852	5,992	12,074	12,049
Costs related to debt amendments and secondary offering (b)	1,346	(12)	1,346	247
Stock option modification expense (c)	178	335	414	795
Loss on extinguishment of debt (d)	3,805	—	3,805	649
Impairment charges (e)	—	188	109	1,903
Advisory fees (f)	—	—	—	72
Litigation accrual(g)	1,400	—	1,400	—
Tax effect (h)	(4,731)	(2,546)	(7,200)	(6,161)
Adjusted Net Income	$28,244	$14,857	$69,856	$46,149
Fully diluted weighted average shares outstanding (i)	71,987	76,511	72,205	76,506
Adjusted Net Income per Share	$0.39	$0.19	$0.97	$0.60

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Operations.

(b)	Costs are related to the repricing of our Term Loan Facility during the second quarter of Fiscal 2016 and our secondary offering of common stock during Fiscal 2015.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)	Amounts relate to the repricing or our Term Loan Facility during the second quarter of Fiscal 2016 and the prepayment on our Term Loan Facility during the first quarter of Fiscal 2015.
(e)	Represents impairment charges on long-lived assets.
(f)

Amounts represent reimbursement for out-of-pocket expenses that are payable to Bain Capital, and are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Operations.

(g)	Represents amounts charged for certain ongoing litigation.
(h)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the tax impact of items (a) through (g).
(i)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.  Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the three and six months ended July 30, 2016 compared with the three and six months ended August 1, 2015:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Reconciliation of net income to Adjusted EBITDA:
Net income	$20,394	$10,900	$57,908	$36,595
Interest expense	15,084	14,598	30,036	29,401
Interest income	(14)	(48)	(28)	(62)
Loss on extinguishment of debt (d)	3,805	—	3,805	649
Costs related to debt amendments and secondary offering (b)	1,346	(12)	1,346	247
Stock option modification expense (c)	178	335	414	795
Advisory fees (f)	—	—	—	72
Depreciation and amortization	44,613	41,746	90,158	83,901
Impairment charges (e)	—	188	109	1,903
Litigation accrual(g)	1,400	—	1,400	—
Tax expense	12,289	7,686	34,920	23,332
Adjusted EBITDA	$99,095	$75,393	$220,068	$176,833

The following table shows the Company’s reconciliation of income tax expense to Adjusted Tax Expense for the three and six months ended July 30, 2016 compared with the three and six months ended August 1, 2015:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Reconciliation of income tax expense to Adjusted Tax Expense
Income tax expense	$12,289	$7,686	$34,920	$23,332
Less tax effect of adjustments to net income	(4,731)	(2,546)	(7,200)	(6,161)
Adjusted Tax Expense	$17,020	$10,232	$42,120	$29,493